Exhibit 4.9

Geschäftsführerdienstvertrag	Managing Director’s Service Agreement

zwischen	between

der MYT Netherlands Parent B.V., Einsteinring 37, D-85609 Aschheim/München,	MYT Netherlands Parent B.V., Einsteinring 37, D-85609 Aschheim/Munich,
vertreten durch den Aufsichtsrat der Gesellschaft,	represented by the supervisory board of the Company,
– “Gesellschaft” –	– “Company” –

und	and

(…)	(…)

– “Geschäftsführer” –	– “Managing Director” –

– Gesellschaft und Geschäftsführer zusammen auch die “Parteien” –	– Company and Managing Director are herein also referred to as the “Parties” –

1. Aufgaben und Pflichten	1. Tasks and Duties

1.1

Der Geschäftsführer wird zum Geschäftsführer der Gesellschaft bestellt. Die Tätigkeit unter diesem Vertrag schließt auch die Übernahme der Geschäftsführung in mit der Gesellschaft direkt oder indirekt verbundenen Gesellschaften ein, soweit dem Geschäftsführer diese von der Gesellschaft angetragen wird. Dies gilt insbesondere für die Übernahme des Geschäftsführeramtes bei der Mytheresa Group GmbH, mytheresa.com GmbH, Theresa Warenvertriebs GmbH, mytheresa.com Services GmbH und als Mitglied des Vorstands der Mytheresa SE.

1.1

The Managing Director will be appointed to serve as managing director of the Company. Further thereto, as part of the services to be provided under this agreement, at the request of the Company, the Managing Director will also serve as managing director of companies directly or indirectly related to the Company, in particular, without limitation, of Mytheresa Group GmbH, mytheresa.com GmbH, Theresa Warenvertriebs GmbH, mytheresa.com Services GmbH, and as member of the board of directors of Mytheresa SE.

1.2

Der Geschäftsführer führt die Geschäfte der Gesellschaften, ihrer Tochtergesellschaften oder verbundenen Unternehmen, in denen er als Geschäftsführer tätig wird jeweils mit der Sorgfalt eines ordentlichen

1.2

As managing director, the Managing Director manages the business of the Company and its subsidiaries or affiliates for which he has been appointed managing director, with the due care of a prudent businessman and

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

Kaufmanns nach Maßgabe der Gesetze einschließlich des niederländischen Corporate Covernance Codes, soweit der Geschäftsführer zu dessen Beachtung verpflichtet ist; des jeweils gültigen Gesellschaftsvertrages; der jeweils gültigen Geschäftsordnung für die Geschäftsführung und nach Maßgabe dieser Vereinbarung.

in accordance with statutory law including the Dutch Corporate Governance Code, to the extent the Managing Director is required to comply with the Dutch Corporate Governance Code; the articles of association of the Company, as amended from time to time; the rules of procedure for the management of the Company, as amended from time to time; and this agreement.

1.3

Der Geschäftsführer vertritt die Gesellschaften, für die er jeweils unter diesem Vertrag zum Geschäftsführer bestellt ist, gerichtlich und außergerichtlich. Die Festlegung der Vertretungsbefugnisse des Geschäftsführers erfolgt auf Grundlage der Regelungen des Gesellschaftsvertrags der jeweiligen Gesellschaft durch die Gesellschafterversammlung.

1.3

The Managing Director represents the companies for which he has been appointed managing director hereunder in and out of court. His power of representation is determined by resolution of the general meeting of the respective company in accordance with the articles of association of the respective company.

1.4 Die Geschäftsführung bestimmt jeweils die Geschäftsverteilung unter den Geschäftsführern der Gesellschaft, z.B. durch einen Beschluss der Geschäftsführung.

1.4

The allocation of tasks between the managing directors of the Company is determined by the management board of the Company; this can be effectuated through a resolution of the management board of the Company.

1.5

Der Geschäftsführer unterrichtet den Aufsichtsrat ohne Verzögerung und umfassend, insbesondere über Grundsatzfragen des Geschäfts der Gesellschaft, ihrer Tochtergesellschaften und Joint Ventures, über die Geschäftsplanung und über andere Vorgänge der Gesellschaft von besonderem Interesse. Ist mehr als ein Geschäftsführer bestellt, so sind von dem Geschäftsführer auch alle anderen Geschäftsführer entsprechend zu informieren.

1.5

The Managing Director shall regularly inform the supervisory board, without delay and comprehensively, of, in particular, fundamental issues in the business of the Company and its subsidiaries and joint ventures, business planning and other issues of particular interest. If more than one managing director has been appointed, such other managing directors shall be informed by the Managing Director as well.

1.6 Soweit nicht während der Jahreshauptversammlung der	1.6 Unless specified otherwise, during the annual general meeting of the

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

Gesellschaft etwas anderes bestimmt wird, hat der Geschäftsführer	Company, the Managing Director is required to

• der Gesellschafterversammlung der Gesellschaft über den Gang der Geschäfte und die Lage der Gesellschaft zu berichten;	• inform the general meeting of the Company on the course of business and the situation of the Company;

•

auf Anforderung der Gesellschafterversammlung der Gesellschaft zusammen mit den anderen Geschäftsführern dieser den Jahres-Finanzplan für das folgende Jahr zur Genehmigung vorzulegen. Die Planung enthält, soweit möglich, eine detaillierte Kosten- und Erlösvorschau sowie einen Investitions- und Zahlungsplan;

•

together with any other managing directors, at the request of the general meeting of the Company, present to the general meeting the financial plans for the following business year for approval. Such plans shall – in so far as possible – contain detailed cost and revenue forecasts as well as investment and financing plans;

•

im Falle der Ablehnung des Jahres-Finanzplans oder eines Teiles desselben in angemessener Frist einen aufgrund der Vorschläge der Gesellschafterversammlung der Gesellschaft überarbeiteten Jahres-Finanzplan zusammen mit den anderen Geschäftsführern vorzulegen. Beginnt das Geschäftsjahr ohne genehmigten Jahres-Finanzplan, so führt der Geschäftsführer die Geschäfte im bisher üblichen Rahmen.

•

in case of a disapproval of the financial plan, or any part thereof, together with any other managing directors, timely submit a revised financial plan taking into account any proposals by the general meeting of the Company. If no financial plan has been adopted at the beginning of a financial year, the Managing Director will conduct the business of the Company as theretofore conducted.

1.7

Der Geschäftsführer wird seine ganze Arbeitskraft und alle seine fachlichen Kenntnisse und Erfahrungen ausschließlich der Gesellschaft sowie der mit dieser verbundenen Gesellschaften widmen, für die er während der Laufzeit dieses Vertrages zum Geschäftsführer bestellt wird. Über die Annahme einer entgeltlichen oder unentgeltlichen Nebentätigkeit, von Ehrenämtern sowie eines Beirats- oder ähnlichen Mandats hat der Geschäftsführer den Aufsichtsrat der Gesellschaft zu informieren. Die

1.7

The Managing Director shall devote his entire working capacity, know-how and capability to the Company and to the companies related thereto for which he will have been appointed managing director during the term of this agreement. The acceptance of paid or unpaid side-activities, volunteer activities, membership of an advisory board or of a similar body shall be reported by the Managing Director to the supervisory board of the Company. The acceptance of a membership of a supervisory board by the Managing

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

Annahme eines Aufsichtsratsmandats bedarf der vorherigen schriftlichen Zustimmung des Aufsichtsrats der Gesellschaft. Die Zustimmung ist zu erteilen, wenn die Nebenbeschäftigung die Tätigkeit des Geschäftsführers für die Gesellschaft nicht beeinträchtigt und andere berechtigte Interessen der Gesellschaft nicht berührt werden. Eine erteilte Zustimmung kann durch Gesellschafterbeschluss widerrufen werden, wenn sich herausstellt, dass die Nebenbeschäftigung Interessen der Gesellschaft gefährden kann.

Director requires the prior written consent of supervisory board of the Company. Such consent must be granted if the relevant side activity does not impact the services of the Managing Director for the Company and does not affect any other legitimate interests of the Company. A consent granted by the Company can be revoked by the general meeting of the Company at any time if it is determined that the relevant side activity may negatively affect the interests of the Company.

2. Beginn, Vertragsdauer und Beendigung	2. Beginning, duration and termination

2.1 Dieser Vertrag beginnt am (…).	2.1 The term of this agreement commences on (…).

2.2

Dieser Vertrag wird auf unbefristete Dauer abgeschlossen. Der Vertrag kann mit einer Frist von sechs (6) Monaten zum Ablauf eines Kalendermonats ordentlich gegenüber der anderen Partei gekündigt werden.

2.2 The term of this agreement is unlimited, provided, that such term may be terminated by either Party with six (6) months’ advance notice to the other Party at the end of a calendar month.

2.3

Das Recht zur außerordentlichen Kündigung aus wichtigem Grund bleibt unberührt. Als wichtiger Grund gilt insbesondere ein Verstoß des Geschäftsführers gegen das Wettbewerbsverbot gemäß nachstehender Ziffer 6.

2.3

The right to termination for cause (aus wichtigem Grund) remains unaffected hereby. A ground for termination for cause shall, in particular, without limitation, include a violation by the Managing Director of the non-compete provided for in paragraph 6 below.

2.4 Die Kündigung dieses Vertrages bedarf der Schriftform.	2.4 Notice of termination must be given in writing.

2.5

Die Bestellung des Geschäftsführers zum Geschäftsführer der Gesellschaft kann durch Beschluss der Gesellschafterversammlung oder des Aufsichtsrats jederzeit widerrufen werden. Mit Wirksamwerden der Abberufung gilt dieser Vertrag als zu dem nach diesem Vertrag nächstzulässigen Zeitpunkt gekündigt,

2.5

The Managing Director as managing director of the Company may be dismissed by the general meeting of the Company or  the supervisory board of the Company at any time. After giving effect to such dismissal, this agreement shall be deemed terminated with effect to the next possible termination date, without explicit notice of termination

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

ohne dass es einer weiteren ausdrücklichen Kündigung bedarf. Die Abberufung als Geschäftsführer von verbundenen Gesellschaften gemäß Ziffer 1.1 dieses Vertrages hat jedoch keine Auswirkungen auf den Bestand dieses Vertrages.

required. However, a dismissal of the Managing Director’s appointment as managing director of one or several companies related to the Company as per paragraph 1.1 of this agreement is without relevance for the continuation of this agreement.

2.6

Nach einer ordentlichen oder außerordentlichen Kündigung dieses Vertrages, gleich durch welche Partei, ist die Gesellschaft jederzeit befugt, den Geschäftsführer von seiner Verpflichtung zur Arbeitsleistung für die Gesellschaft unter Fortzahlung der ihm nach diesem Vertrag zustehenden Bezüge sofort freizustellen. Die Freistellung erfolgt unter Anrechnung der dem Geschäftsführer eventuell noch zustehenden Urlaubsansprüche.

2.6

After notice of termination has been given – irrespective by which Party – the Company may at any time release the Managing Director from his duty to perform the services hereunder while continuing to pay the Managing  Director the compensation set forth herein (garden leave). Any remaining vacation claims of the Managing Director shall be offset against such garden leave.

3. Vergütung und Spesen	3. Remuneration and expenses

3.1

Der Geschäftsführer erhält als Vergütung für seine Tätigkeit ein festes Jahresgehalt in Höhe von EUR (…) brutto (das “Grundgehalt”), zahlbar in zwölf gleichen monatlichen Raten, jeweils am Kalendermonatsende. Beginnt oder endet das Dienstverhältnis des Geschäftsführers unterjährig während eines Kalenderjahres oder während eines Kalendermonats, wird die Vergütung anteilig pro rata temporis gezahlt. Eine Überprüfung des Grundgehalts erfolgt jährlich zu Beginn des Kalenderjahres, erstmalig in (…).

3.1

The Managing Director shall receive a fixed annual compensation in the amount of EUR (…) gross (the “Base Compensation”), payable in twelve equal monthly installments at the end of each calendar month. If the service relationship ends during a calendar year or calendar month, the compensation is payable pro rata. The Base Compensation will be reviewed on an annual basis at the beginning of a calendar year, for the first time in (…).

3.2

Der Geschäftsführer erhält daneben eine variable Vergütung in Höhe von bis zu EUR (…) brutto p.a. Diese ist zum Ende des Monats der Feststellung des Jahresabschlusses für das vorangegangene Jahr fällig. Beginnt oder endet das Dienstverhältnis des Geschäftsführers unterjährig während eines Kalenderjahres oder während

3.2

In addition, the Managing Director is paid a variable compensation of up to EUR (…) gross p.a., payable at the end of the calendar month in which the annual financial statements of the Company for the relevant calendar year are adopted. If the service relationship ends during a calendar year or calendar month, the compensation is payable

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

eines Kalendermonats, wird die Vergütung anteilig pro rata temporis gezahlt. Die Höhe der auszuzahlenden variablen Vergütung richtet sich nach einer zwischen dem Geschäftsführer und der Gesellschaft jährlich abzuschließenden Zielvereinbarung, in der die vom Geschäftsführer und/oder der Gesellschaft zu erreichenden Ziele festgelegt werden. Darin kann vereinbart werden, dass die variable Vergütung bei Zielerreichung vollständig, oder falls zutreffend, über die Zielvergütung hinaus, bei Zielverfehlung hingegen nur teilweise oder gar nicht zu zahlen ist.

pro rata. The details of payment of the variable compensation shall be agreed in a target agreement to be agreed annually between the Company and the Managing Director. Therein, the parties may agree that the variable compensation shall be paid in full if all objectives have been reached, and be payable in part or forfeited, respectively, if the agreed objectives have not been reached, provided, that the variable compensation may be paid in excess of the amount that would otherwise be paid solely based on achievement of the agreed objectives, subject in all cases to the agreement between the parties.

3.3

Während der Laufzeit dieses Dienstvertrages hat der Geschäftsführer Anspruch auf jährliche Equity- oder Equity-basierte Prämien nach Maßgabe des MYT Incentive Compensation Plan (bzw. eines Nachfolgeplans) (jeweils eine “Jährliche LTI Prämie”), die am Tag der Prämie einer fairen Bewertung von USD (…) entspricht, soweit der Aufsichtsrat keine abweichende Entscheidung trifft. Die Gewährung der Prämie erfolgt hinsichtlich Zeitpunkt und Form, Ausübbarkeit und hinsichtlich der anderen Bedingungen und Bestimmungen im ausschließlichen Ermessen des Aufsichtsrats und auf Grundlage der jeweils gültigen Vergütungsrichtlinie für die Geschäftsleitung der MYT Netherlands. Für das Jahr des Eintritts vereinbaren die Parteien eine alternative Equity-Based Compensation, die sich nach den Vereinbarungen in der Anlage bemisst.

3.3

During the term of this agreement, the Managing Director shall be eligible to receive annual equity or equity-based awards under the MYT Incentive Compensation Plan (or any successor plan)  (each, an “Annual LTI Grant”), having an aggregate grant date fair value of USD (…) unless otherwise determined by the supervisory board, at such time and in such form and subject to vesting and other terms and conditions, as determined in the sole discretion of the supervisory board and subject to the remuneration policy for the management board of MYT Netherlands, as in effect from time to time. For the year of entry, the parties agree on an alternative equity-based compensation, which is based on the agreements in the annex.

3.4 Mit dem Grundgehalt nach Absatz 3.1, unabhängig davon, ob bzw. ggf. in	3.4 Payment of the Base Compensation pursuant to paragraph 3.1 above

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

welcher Höhe eine variable Vergütung zusätzlich zu dem Grundgehalt gemäß Absatz 3.1 vereinbart wird bzw. an den Geschäftsführer zur Auszahlung gelangt, ist die gesamte Tätigkeit des Geschäftsführers für die Gesellschaft abgegolten. Abgegolten ist insbesondere auch die Übernahme etwaiger über die regelmäßige Arbeitszeit hinausgehender Mehrarbeit. Ein Anspruch auf die Vergütung von Überstunden, Sonntags-, Feiertags- und sonstiger Mehrarbeit besteht nicht. Abgegolten sind auch etwaige Tätigkeiten für mit der Gesellschaft direkt oder indirekt verbundene Gesellschaften.

compensates the Managing Director for all services provided by the Managing Director to the Company, irrespective of whether payment of any variable compensation has been agreed to or has been paid to him in a given year. The Base Compensation also compensates the Managing Director for any services provided by the Managing Director outside of his regular working time. The Managing Director does not have any claim to payment of overtime compensation, or extra compensation for Sunday, holiday or other extra work. The Base Compensation also compensates the Managing Director for any services provided by the Managing Director to companies directly or indirectly related to the Company.

3.5

Besteht keine gesetzliche Pflicht zur Krankenversicherung, zahlt die Gesellschaft dem Geschäftsführer für die Dauer dieses Dienstvertrages einen Zuschuss zur Krankenversicherung in Höhe des Arbeitgeberanteils, wie er bei Krankenversicherungspflicht bestünde, höchstens jedoch in Höhe der Hälfte des Betrages, den der Geschäftsführer für seine Krankenversicherung tatsächlich aufzuwenden hat.

3.5

If the Managing Director is not subject to compulsory statutory health insurance, the Company shall pay the Managing Director, for the term of this agreement, a payment for purposes of health insurance contributions, equivalent to the amount which would be payable as an employer contribution to a statutory health insurance if the Managing Director were a compulsory member thereof, however no more than 50% of the amount of the contribution which the Managing Director in fact is required to pay for his health insurance.

3.6 Soweit keine Befreiung von der Sozialversicherungspflicht besteht, gelten die gesetzlichen Bestimmungen.	3.6 In so far as the Managing Director is not liberated from the duty to pay social security contributions, statutory law shall apply.

3.7

Die Gesellschaft ist dem Geschäftsführer zum Ersatz notwendiger und angemessener Auslagen verpflichtet. Die Auslagen sind durch den Geschäftsführer jeweils entsprechend den steuerlichen Vorschriften zu belegen.

3.7 The Company will reimburse the Managing Director for any necessary and appropriate expenses. Expenses must be proven by the Managing Director in the form required for tax purposes.

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

3.8 Die Gesellschaft wird eine angemessene D&O-Versicherung für den Geschäftsführer abschließen.	3.8 The Company will provide adequate D&O insurance for the Managing Director.

4. Vergütung bei Dienstverhinderung	4. Remuneration in case of inability to carry out one’s duties

Im Falle der vorübergehenden Dienstunfähigkeit des Geschäftsführers, die durch Krankheit, Unfall oder aus einem anderen von dem Geschäftsführer nicht zu vertretenden Grund eintritt, hat der Geschäftsführer Anspruch auf Fortzahlung seines Grundgehalts gemäß Ziffer 3.1 für die Dauer von bis zu drei (3) Monaten, längstens jedoch bis zur Beendigung dieses Vertrages. Etwaige aufgrund der Dienstverhinderung von dritter Seite an den Geschäftsführer gezahlte Geldleistungen, etwa das Krankengeld einer Krankenkasse, sind auf die Fortzahlung des Grundgehalts anzurechnen. Eine etwaige variable Vergütung nach Ziffer 3.2 vermindert sich für jeden vollen Kalendermonat der Dienstverhinderung um 1/12.

In the event of a temporary incapacity of the Managing Director caused by sickness, accident or another reason outside of the Managing Director’s control, the Managing Director shall have a claim to continuation of payment of his Base Compensation pursuant to paragraph 3.1 above for up to three (3) months, but in no event longer than for the term of this agreement. Payments by a third party made to the Managing Director due to such incapacity, e.g. sick payments by a health insurance, shall be off-set against the Base Compensation due to the Managing Director. Any variable compensation payable pursuant to paragraph 3.2 above is reduced by 1/12 for every full calendar month of incapacity of the Managing Director.

5. Urlaub	5. Vacation

5.1

Dem Geschäftsführer steht kalenderjährlich ein Anspruch auf bezahlten Erholungsurlaub von 28 Arbeitstagen auf der Basis einer 5-Tage-Woche zu. Endet das Dienstverhältnis unterjährig, beträgt der Urlaubsanspruch 1/12 des Jahresurlaubs für jeden angefangenen Beschäftigungsmonat.

5.1

The Managing Director shall be entitled to claim 28 days of paid vacation per annum., based on a five-day working week. If this agreement ends during a calendar year, the Managing Director shall be entitled to a vacation claim of 1/12 per (full or incomplete) month of service.

5.2

Bei der zeitlichen Festlegung des Urlaubs sind die geschäftlichen Belange der Gesellschaft angemessen von dem Geschäftsführer zu berücksichtigen. Die beabsichtigte Urlaubszeit ist mit den übrigen Geschäftsführern rechtzeitig vorher und im Übrigen

5.2

In taking vacation, the Managing Director shall appropriately take into account the interests of the Company. Vacation plans must be coordinated with the other managing directors of the Company and in a way to ensure

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

dahingehend abzustimmen, dass stets jeweils mindestens ein Geschäftsführer bei der Gesellschaft anwesend ist.	that at least one managing director is present at all times.

5.3

Kann der Geschäftsführer aus geschäftlichen oder in seiner Person liegenden Gründen den Urlaub nicht oder nicht vollständig bis zum Jahresende nehmen, so bleibt sein Anspruch auf Urlaub insoweit bis zum 30. Juni des Folgejahres erhalten. Kann der Geschäftsführer, aus welchen Gründen auch immer, den Urlaub bis zu diesem Zeitpunkt nicht nehmen, so ist er dem Geschäftsführer abzugelten.

5.3

If the Managing Director cannot take his paid annual vacation in full by the end of a calendar year and for reasons due to within the business of the Company or for personal reasons, his vacation claim shall continue in effect until June 30 of the following year. If the Managing Director is still not able to take his entire vacation by that time, the Company shall compensate him therefor.

6. Wettbewerbsverbot; Versicherung; Vertragsstrafe	6. Non-compete; assurance; contractual penalty

6.1

Während der Dauer des Dienstverhältnisses ist es dem Geschäftsführer untersagt, direkt oder indirekt, selbständig, als freier Mitarbeiter, als Arbeitnehmer oder in sonstiger Weise für ein mit der Gesellschaft oder einer verbundenen Gesellschaft, für die er als Geschäftsführer tätig ist, im Wettbewerb stehendes Unternehmen tätig zu werden oder eigene unternehmerische Tätigkeiten zu entfalten, durch die er zur Gesellschaft in den Wettbewerb treten würde.

6.1

During the term of the service relationship, the Managing Director may not work for a company that is a competitor of the Company or a related company of which he has been appointed managing director, be it directly or indirectly, on a self-employed basis, as freelancer or employee, or in any other way, or himself enter into economic activities which compete with those of the Company.

6.2

Während der Dauer des Dienstverhältnisses ist es dem Geschäftsführer ferner untersagt, sich direkt oder indirekt an einem im Wettbewerb zu der Gesellschaft oder einer verbundenen Gesellschaft, für die er als Geschäftsführer tätig ist, stehenden Unternehmen zu beteiligen. Ausgenommen sind lediglich Beteiligungen des Geschäftsführers an börsennotierten Aktiengesellschaften von bis zu 2% aller ausgegebenen Aktien.

6.2

During the term of the service relationship, the Managing Director may also not become a direct or indirect shareholder of a company that is a competitor of the Company or a related company of which he has been appointed managing director. This does not encompass any participations by the Managing Director in listed companies and not exceeding 2% of their issued shares.

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

6.3

Für die Dauer von 24 Monaten nach Beendigung dieses Dienstverhältnisses ist es dem Geschäftsführer untersagt, mit der Gesellschaft in Wettbewerb zu treten. Für die Dauer des nachvertraglichen Wettbewerbsverbots erhält der Geschäftsführer monatlich ein Vierundzwanzigstel seines festen Grundgehalts gemäß Ziffer 3.1. Auf die Entschädigung sind die Einkünfte anzurechnen, die der Geschäftsführer während der Dauer des nachvertraglichen Wettbewerbsverbots aus selbständiger, unselbständiger oder sonstiger Erwerbstätigkeit erzielt. Unter den anzurechnenden Verdienst fällt auch ein etwaiges von dem Geschäftsführer bezogenes Arbeitslosengeld. Der Geschäftsführer ist verpflichtet, auf Verlangen der Gesellschaft entsprechend Auskunft über die Höhe seiner Bezüge zu geben. Die Gesellschaft kann jederzeit durch schriftliche Erklärung gegenüber dem Geschäftsführer mit einer Frist von sechs Monaten, gerechnet vom Tage der schriftlichen Erklärung an, auf das nachvertragliche Wettbewerbsverbot verzichten, sodass sie nach Ablauf dieser Frist von der Zahlung der Karenzentschädigung gemäß Satz 2 und der Geschäftsführer nach Ablauf dieser Frist von der Pflicht zur Enthaltung von Wettbewerb gemäß Satz 1 frei wird.

6.3

For 24 months following the termination of this service relationship, the Managing Director may not act in competition of the Company. For the term of this post-contractual non-compete, the Managing Director shall be paid each month 1/24 of his Base Compensation pursuant to paragraph 3.1 above. Any compensation earned by the Managing Director as an employee, on a self-employed basis or otherwise, during the term of the post-contractual non-compete shall be off-set against the compensation payable to him by the Company during such term. This also applies to any unemployment benefits payable to the Managing Director. The Managing Director shall provide the Company with information on the amount of any earnings, when so requested by the Company. The Company may at any time and with six months’ advance notice waive the post-contractual non-compete in writing, with the effect that after expiry of the notice period, the Company shall no longer be required to pay the non-compete compensation stipulated by phrase 2 above and the Managing Director shall no longer be required to comply with the non-compete stipulated by phrase 1 above.

6.4

Das nachvertragliche Wettbewerbsverbot betrifft die Tätigkeit für Unternehmen und Unternehmensbereiche, im Vertrieb von Modeartikeln (Kleidung, Kopfbedeckung, Accessoires und Schuhe) für Frauen im oberen Preissegment im Endkundengeschäft und in diesem Bereich den Umsatz mit Endkunden zu mindestens 66%

6.4

The non-compete applies to companies and parts of companies which are active in the sale of women’s fashion items (clothing, headgear, accessories and shoes) in the upper price range to end customers and whose sales of such items to end customers are by at least 66% (directly or indirectly) effected through the internet, current examples of which are net-a-porter.com,

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

mittelbar oder unmittelbar durch den Verkauf über das Internet erzielen, wie beispielsweise derzeit net-a-porter.com, stylebop.com, luisaviaroma.com oder matchesfashion.com. Das nachvertragliche Wettbewerbsverbot  umfasst geographisch eine Tätigkeit in Bezug auf diejenigen Länder, in die die Gesellschaft im Zeitpunkt der Beendigung dieser Vereinbarung Waren vertreibt. Der sachliche und räumliche Geltungsbereich des Wettbewerbsverbotes wird nachfolgend auch zusammenfassend als “Geschäftsbereich” bezeichnet.

stylebop.com, luisaviaroma.com and matchesfashion.com. Geographically, the non-compete shall encompass activities in relation to countries to which the Company sells at the time of termination of this agreement. The material and geographic scope of the non-compete is hereinafter also referred to as the “Scope of Business”.

6.5

Das nachvertragliche Wettbewerbsverbot umfasst jegliche Wettbewerbstätigkeit im Geschäftsbereich der Gesellschaft, sei es direkt oder indirekt, selbständig, als freier Mitarbeiter, arbeitnehmerähnlich oder als Arbeitnehmer/Angestellter, durch Errichtung eines Wettbewerbsunternehmens oder Beteiligung an einem solchen, durch beratende Tätigkeit oder auf sonstige Weise. Vom Wettbewerbsverbot ausgenommen ist lediglich eine finanzielle Beteiligung des Geschäftsführers an einer börsenorientierten Aktiengesellschaft mit bis zu 2% aller ausgegebenen Aktien, die keine unternehmerischen Einflussmöglichkeiten eröffnen.

6.5

The non-compete encompasses any competing activity within the Scope of Business, either directly or indirectly, on a self-employed basis, as a  freelancer, or quasi-employee (arbeitnehmerähnlich) or employee, by establishing or participating in a competing company, providing consultancy services to such a company or otherwise. Excluded from the non-compete are exclusively financial participations by the Managing Director in listed companies not exceeding 2% of the issued shares and not entailing any entrepreneurial influence.

6.6

Der Geschäftsführer hat für jeden Fall der Zuwiderhandlung gegen das Wettbewerbsverbot eine nach billigem Ermessen gemäß § 315 Bügerliches Gesetzbuch (“BGB”) durch die Gesellschaft festzusetzende Vertragsstrafe in Höhe von bis zu sechs vor seinem Ausscheiden durchschnittlich bezogenen monatlichen Grundgehalt gemäß

6.6

In the event of a violation of the non-compete, the Managing Director shall pay the Company a penalty payment in an amount to be determined by the Company as adequate, applying reasonable discretion within the meaning of sec. 315 German Civil Code (Bürgerliches Gesetzbuch – BGB), and not to exceed six average monthly Base Compensation payments within the

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

Ziffer 3.1 an die Gesellschaft zu zahlen. Im Falle eines Dauerverstoßes ist die Vertragsstrafe gemäß vorstehendem Satz 1 für jeden angefangenen Monat neu verwirkt. Ein Dauerverstoß liegt nicht vor, wenn lediglich die Folgen eines einmaligen Verstoßes fortwirken und der Geschäftsführer diese Fortwirkungen nicht beenden kann. Weitergehende, aus der Zuwiderhandlung gegen das Wettbewerbsverbot folgende Ansprüche der Gesellschaft bleiben durch die vorstehende Regelung unberührt.

meaning of paragraph 3.1 above as received prior to the end of this agreement. In the event of ongoing violations, a penalty is payable by the Managing Director for each (whole or part of a) month during which the violation persists. An event shall not be deemed an ongoing violation if the consequences of a one-time violation continue in effect, provided that the Managing Director is not able to eliminate such consequences. Further claims by the Company are not excluded hereby.

7. Verschwiegenheitspflicht	7. Confidentiality

7.1

Der Geschäftsführer ist verpflichtet, Geschäfts- und Betriebsgeheimnisse sowie alle sonstigen vertraulichen Angelegenheiten und Vorgänge der Gesellschaft streng geheim zu halten und hierüber absolutes Stillschweigen zu bewahren, sie vor jedem unberechtigten Zugriff durch Dritte zu schützen und keinem unberechtigten Dritten zugänglich zu machen, soweit nicht für jeden Fall eine gesetzliche Offenlegungspflicht besteht. Die Verschwiegenheitspflicht erstreckt sich auch auf alle vertraulichen Vorgänge und Geschäftsangelegenheiten und/oder Betriebs- und Geschäftsgeheimnisse der Kunden und Vertragspartner der Gesellschaft oder mit der Gesellschaft sonst wirtschaftlich oder organisatorisch verbundener Unternehmen. Der Geschäftsführer hat durch geeignete Vorkehrungen dafür zu sorgen, dass Unbefugte von den genannten Geheimnissen, Angelegenheiten und Vorgängen keine Kenntnis erlangen. Die besonderen Vorschriften über die Strafbarkeit des Verrats von Geschäfts- und Betriebsgeheimnissen nach § 17 des Gesetzes gegen den unlauteren

7.1

The Managing Director shall keep all business and trade secrets of the Company, as well as any other confidential business matters and processes of the Company, strictly confidential and not disclose these to any third parties, protect them from unauthorized access by third parties, and not make them available to unauthorized third parties, in each case, except to the extent required by statutory law. This confidentiality obligation encompasses any confidential matters and processes as well as any business and trade secrets of customers and other contract partners of the Company or of companies which are economically or organizationally related with the Company. The Managing Director shall take adequate measures to ensure that unauthorized persons do not acquire knowledge of such secrets, matters and processes. The Managing Director is aware of the provisions regarding criminal liability for certain disclosures of business and trade secrets pursuant to sec. 17 of the German Unfair Competition Law (Gesetz gegen den unlauteren Wettbewerb – UWG).

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

Wettbewerb (“UWG”) sind dem Geschäftsführer bekannt.

7.2

Unter Betriebs- und Geschäftsgeheimnisse gemäß Ziffer 7.1 fallen insbesondere Kundendatenbanken und -listen, die mit Kunden abgewickelten Geschäfte und Umsätze, Produkte, Erfindungen und Entwicklungen der Gesellschaft, die Umsatz- und Ergebnisplanungen sowie die in Budget und Businessplänen festgelegten Daten und Ziele, Planungen; ferner fallen darunter auch ausdrücklich als geheimhaltungsbedürftig gekennzeichnete Unterlagen sowie solche Unterlagen, die bei vorsichtiger kaufmännischer Betrachtung als geheimhaltungsbedürftig anzusehen sind.

7.2

Business and trade secrets within the meaning of paragraph 7.1 include, without limitation, customer data banks and customer lists, information on customer transactions and sales numbers, products, inventions of and developments by the Company, sales and profit planning, as well as any data, targets, planning laid down in budget or business plans; this further includes any documents which have explicitly been marked secret, and also documents which would be deemed secret by a prudent businessman (bei vorsichtiger kaufmännischer Betrachtung).

7.3 Die Verpflichtungen des Geschäftsführers gemäß Ziffer 7.1 bestehen auch nach dem Ausscheiden des Geschäftsführers aus den Diensten der Gesellschaft weiter.	7.3 The Managing Director’s obligations pursuant to paragraph 7.1 above continue to apply after termination of this agreement.

8. Aufbewahrung von Unterlagen und Gegenständen; Rückgabe	8. Storage/Safekeeping and return of documents and items

8.1

Der Geschäftsführer hat alle Unterlagen, Gegenstände, Schriftstücke einschließlich Notizen und sonstiger Aufzeichnungen, elektronische Dateien und Datenträger jeder Art und sonstige Materialien, die im Rahmen des Dienstverhältnisses aus dem Besitz oder Eigentum der Gesellschaft in seinen Besitz gelangt sind, die seine Tätigkeiten für die Gesellschaft betreffen oder die im Rahmen des Dienstverhältnisses gefertigt wurden, als ihm anvertrautes Eigentum der Gesellschaft sorgfältig aufzubewahren und vor dem Zugriff und vor jeder Einsichtnahme unbefugter Dritter zu schützen. Auf

8.1

The Managing Director shall carefully keep safe and protect from unauthorized access or inspection by third parties, any documentation, items, documents, including notices and other records, electronic data and data storage media of any kind, as well as any other material in possession of or owned by the Company and which has come in the Managing Director’s possession in the course of the service relationship or which are relative to his services to the Company or were compiled as part of the service relationship. At the request of the Company, or, without request at the end of the service relationship, or in the

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

Verlangen der Gesellschaft oder unaufgefordert bei Beendigung dieses Vertrages oder bei Freistellung gemäß Ziffer 2.6 hat der Geschäftsführer alle diese Unterlagen, Gegenstände, Schriftstücke einschließlich Notizen und sonstiger Aufzeichnungen, elektronische Dateien und Datenträger jeder Art und sonstige Materialien vollständig und unverzüglich an die Gesellschaft zurückzugeben (bzw. im Falle elektronischer Dateien unwiederbringlich zu löschen). Hierunter fallen ausdrücklich auch Kopien und Abschriften derartiger Unterlagen, Gegenstände, Schriftstücke, Dateien usw. Auf Anforderung der Gesellschaft hat der Geschäftsführer die vollständige Rückgabe bzw. das unwiederbringliche Löschen der Gesellschaft unverzüglich schriftlich zu bestätigen.

event that the Managing Director is released from the duty to provide the services hereunder pursuant to paragraph 2.6 above, the Managing Director shall return to the Company (or in the case of electronic data: delete irrevocably), completely and without undue delay, any such documentation, items, documents, including notices and other records, electronic data and data storage media of any kind, as well as any other material. This includes any copies of such documentation, items, documents and data, etc. At the request of the Company, the Managing Director shall confirm to the Company in writing without undue delay that he has returned or irrevocably deleted, respectively, all such items.

8.2

Die vorstehende Herausgabepflicht bezieht sich nicht auf private Aufzeichnungen des Geschäftsführers oder auf Kopien solcher Unterlagen, die dem Geschäftsführer den Nachweis ermöglichen, dass er seinen Verpflichtungen nach Ziffer 1 ordnungsgemäß nachgekommen ist. Hinsichtlich der Verpflichtung des Geschäftsführers zum Schutz etwa bei ihm verbliebener Kopien wird auf 8.1 Bezug genommen.

8.2

The obligation to return documents and other items does not encompass private notes of the Managing Director, as well as copies of documents which allow the Managing Director to prove that he has properly fulfilled his obligations pursuant to paragraph 1 above. For the obligations of the Managing Director in regard to protection of such copies, paragraph 8.1 applies.

8.3 Ein Zurückbehaltungsrecht steht dem Geschäftsführer an den gemäß Ziffer 8.1 herauszugebenden Betriebsmitteln nicht zu.	8.3 Any retention rights in this respect of the items described in paragraph 8.1 above are excluded hereby.

9. Urheberrechte; Erfindungen	9. Copyrights and inventions

9.1 Urheberrechtlich geschützte Werke, die der Geschäftsführer in Erfüllung seiner Pflichten aus diesem Vertrag schafft, werden zu dem Zweck hergestellt, die Gesellschaft zur	9.1 Any works by the Managing Director which are protected under copyright law and which were created by the Managing Director in execution of his obligations under this agreement, are

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

umfassenden und ausschließlichen Nutzung und Auswertung solcher Werke in die Lage zu versetzen, und zwar auch durch Verwertungs- und Nutzungsarten, deren Gebrauch – selbst oder durch Lizenznehmer – bei Vertragsschluss oder bei der Schaffung der Werke noch nicht zum Geschäftszweck der Gesellschaft gehörte.

created for the purpose of enabling the Company to their full and exclusive use, including by methods of use – by the Company itself or through licensees – which were not within the scope of the Company’s business at the time of the signing of this agreement or at the time of inception of the relevant works.

9.2

Im Hinblick auf diesen Vertragszweck räumt der Geschäftsführer der Gesellschaft für die Dauer des Urheberrechtsschutzes sämtliche urheberrechtlichen Nutzungs- und Verwertungsrechte an urheberrechtlich geschützten Werken ein, die der Geschäftsführer in Erfüllung seiner Pflichten aus diesem Vertrag schafft, und zwar jeweils ausschließlich und übertragbar sowie inhaltlich, räumlich und zeitlich unbeschränkt. Das Recht zur Nutzung in geänderter, insbesondere übersetzter, verkürzter, ergänzter, aktualisierter oder fortentwickelter Fassung, einschließlich des Rechts, das Werk zu vermieten oder zu verleihen, ist mit eingeräumt. Die Gesellschaft kann die Werke selbst oder durch Dritte mit oder ohne Angabe des Autorennamens nutzen lassen. Sämtliche Nutzungsrechte sind für beliebig viele Auflagen oder Ausgaben in unbeschränkter Höhe eingeräumt. Mit eingeräumt ist das Recht zur Nutzung von Teilen der Werke in anderen Werken.

9.2

For this purpose, the Managing Director hereby grants the Company the exclusive, transferrable, materially, geographically and timely unlimited right to use with regard to any works created by him in execution of his obligations under this agreement and with effect for the entire term of copyright protection of such works. This includes the right to use the relevant works in amended form, in particular in translated, abbreviated, extended, updated or a further developed form, and the right to lend or lease such works to third parties. The Company may use the works itself or through third parties and with or without stating the name of its author. The right to use is granted for any number of editions and in an unlimited number. This includes the right to use parts of such works in other works.

9.3 Durch die nach diesem Vertrag von der Gesellschaft zu zahlenden Vergütungen ist die Einräumung der Nutzungsrechte mit abgegolten.	9.3 The granting of the right to use is compensated by the Company in the form of compensation payable to the Managing Director under this agreement.

9.4 Rechte an Erfindungen oder technischen Verbesserungen, die der Geschäftsführer während seiner	9.4 Any rights in respect of inventions or technical improvements made by the Managing Director as part of his

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

Tätigkeit für die Gesellschaft oder im Zusammenhang mit seiner Tätigkeit für die Gesellschaft oder aufgrund seiner Erfahrungen aus seiner Tätigkeit für die Gesellschaft oder aufgrund von Arbeiten der Gesellschaft gemacht oder erarbeitet hat, stehen allein der Gesellschaft zu. Der Geschäftsführer wird die Gesellschaft von solchen Erfindungen oder technischen Verbesserungen unverzüglich informieren und tritt bereits jetzt alle entsprechenden Rechte an die diese Abtretung bzw. Übertragung hiermit annehmende Gesellschaft ab. Die Gesellschaft ist diesbezüglich zu keiner zusätzlichen Vergütung und auch nicht zur Anmeldung formeller Schutzrechte auf solche Erfindungen verpflichtet.

provision of services to the Company hereunder, in the context thereof or based on his experiences made as part of his provision of services to the Company or based on works of the Company, belong exclusively to the Company. The Managing Director will inform the Company without delay of any such inventions or technical improvements and hereby assigns all rights in respect of these to the Company which hereby accepts such assignment. The Company is not obliged to pay the Managing Director any additional compensation or to apply for formal property rights (Anmeldung formeller Schutzrechte) for these.

10. Ausschlussfristen	10. Preclusion period

10.1

Ansprüche des Geschäftsführers und der Gesellschaft (jeweils “Anspruchssteller” bzw. “Anspruchsgegner”) aus dem Dienstverhältnis verfallen, wenn sie nicht innerhalb einer Ausschlussfrist von drei (3) Monaten ab Fälligkeit schriftlich geltend gemacht werden. Die Ausschlussfrist bezieht sich nicht auf Ansprüche, die aus der Verletzung des Lebens, des Körpers oder der Gesundheit sowie aus vorsätzlichen oder grob fahrlässigen Pflichtverletzungen des Geschäftsführers oder der Gesellschaft oder ihres gesetzlichen Vertreters oder Erfüllungsgehilfen resultieren.

10.1

Claims of the Managing Director or of the Company (hereinafter also respectively referred to as “Claimant” and “Adversary”) in the context of this service relationship shall be forfeited if they have not been raised in writing within three (3) months from their becoming due. This exclusion period does not apply to claims resulting from a violation of the life, bodily integrity or the health of an individual or intentional or grossly negligent violation of the Managing Director’s obligations or of the obligations of the Company or a statutory representative or vicarious agent of the Company.

10.2

Lehnt der Anspruchsgegner den Anspruch schriftlich ab oder erklärt er sich nicht innerhalb von einem Monat nach Geltendmachung des Anspruchs mit ihm einverstanden, so verfällt dieser, wenn er nicht innerhalb einer

10.2

If the Adversary refuses in writing to fulfill the Claimant’s claim, or does not agree to fulfill it within one month from the time when the claim was raised, the claim shall be forfeited if it is not raised in court within three (3) months from

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

Frist von weiteren drei (3) Monaten nach Ablehnung oder nach Fristablauf gerichtlich geltend gemacht wird.	the declaration of refusal or from the expiry of the one-month period, respectively.

11. Verschiedenes	11. Miscellaneous

11.1

Wenn und soweit die Gesellschafterversammlung künftig einzelne Zuständigkeiten der Gesellschafterversammlung, auf den Aufsichtsrat der Gesellschaft überträgt, sind die Zuständigkeiten dieses Organs auch für Zwecke dieses Vertrages maßgeblich und gelten als vereinbart.

11.1

If and insofar as the general meeting of the Company delegates competencies of the general meeting to the supervisory board of the Company in the future, the competency of such board shall also have effect and shall be deemed agreed for purposes of this agreement.

11.2 Auf diesen Vertrag ist ausschließlich deutsches Recht anwendbar.	11.2 This agreement is exclusively governed by German law.

11.3 Erfüllungsort und Gerichtsstand für alle sich aus oder in Zusammenhang mit diesem Vertrag ergebenden Streitigkeiten ist, soweit gesetzlich zulässig, München, Deutschland.	11.3 Place of performance and place of jurisdiction for any disputes arising out of or in connection with this agreement is Munich, Germany, unless stipulated otherwise by statutory law.

11.4

Jedes Mitglied des Aufsichtsrats der Gesellschaft ist berechtigt und angewiesen, anstelle und im Namen der Gesellschaft diese Vereinbarung umzusetzen und die erforderlichen Rechtshandlungen vorzunehmen; die Gesellschaft ist berechtigt alle Vereinbarungen und Verpflichtungen, die sich für sie im Rahmen dieser Vereinbarung ergeben, zu erfüllen.

11.4

Each member of the supervisory board of the Company is authorized and directed, for and on behalf of the Company, to execute and deliver this agreement and to consummate the transactions contemplated thereby, and the Company is authorized to perform all of the agreements and obligations of the Company thereunder.

11.5

Änderungen, Ergänzungen oder die Aufhebung dieses Vertrages bedürfen zu ihrer Rechtswirksamkeit der beiderseitigen Schriftform. Dies gilt ausdrücklich auch für die Änderung, Ergänzung und Aufhebung der Schriftformklausel selbst. Ausgenommen hiervon sind individuelle Vertragsabreden i.S. § 305b Bügerliches Gesetzbuch (“BGB”). Mündliche Nebenabreden zu diesem Vertrag bestehen nicht.

11.5

Amendments, supplements or the cancellation of this agreement must be agreed in writing by the Parties in order to be effective. This is also explicitly required for the amendment, supplementation or cancellation of the requirement of the written form. However, individual contractual agreements within the meaning of sec. 305b German Civil Code (Bürgerliches Gesetzbuch - BGB) are not subject to this requirement. Oral side

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke

agreements to this agreement have not been agreed.

11.6

Sollte eine Bestimmung dieses Vertrages rechtsunwirksam sein oder werden, oder sollte dieser Vertrag eine Regelungslücke enthalten, so wird hierdurch die Wirksamkeit des Vertrages im Übrigen nicht berührt. Im Falle der Unwirksamkeit einer Bestimmung dieses Vertrages sind die Parteien verpflichtet, eine Regelung zu treffen, die der gewollten Bestimmung wirtschaftlich am Nächsten kommt und einen rechtlich zulässigen Inhalt hat. Dies gilt auch für den Fall, dass eine Regelungslücke bestehen sollte.

11.7

Im Zweifel geht die deutsche Fassung dieses Vertrages vor.

11.6

Should any stipulations of this agreement be or become void, or should any omissions arise in this agreement, the remaining stipulations of this agreement shall not be affected thereby. If any stipulation of this agreement should be void, the Parties shall be obliged to agree on a stipulation which comes economically closest to the void stipulation and is legally effective. This applies analogously if this agreement contains an omission.

11.7

In case of doubt the German version of this agreement shall prevail.

München/ Munich, (…)	(…), (…)

MYT Netherlands Parent B.V., vertreten durch den Aufsichtsrat der Gesellschaft / represented by the supervisory board of the Company	(…)

MYT Netherlands Parent B.V.Contact

Einsteinring 9Phone: +49 89 127695-100

85609 Aschheim/MunichFax: +49 89 127695-200

Germany

Commercial Registry: Local Court Munich, HRB 261084

Managing Directors: Michael Kliger, Dr. Martin Beer, Sebastian Dietzmann, Gareth Locke